EXHIBIT 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION:

1/27/11	MEDIA: Bridget Coffing 630-623-6263

INVESTORS: Kathy Martin 630-623-7833

DON THOMPSON ELECTED TO McDONALD’S BOARD OF DIRECTORS

McDonald’s Corporation announced today that Don Thompson, President and Chief Operating Officer, has been elected to the Company’s Board of Directors, effective immediately.
Andrew McKenna, Chairman of McDonald’s Board of Directors, said, “Don is an exceptional leader, with tremendous knowledge of our business and the QSR industry. With his strong global insights, he will bring valuable experience to our Board.”
“Don provides our global organization with energetic and experienced leadership, and has a passion and commitment to the core values of the company,” said McDonald’s CEO Jim Skinner. “The Board will greatly benefit from his perspective.”
In his current role as President and Chief Operating Officer, Don Thompson directs global strategy and operations for more than 32,000 McDonald’s restaurants in 117 countries to create value for McDonald’s and its shareholders. Thompson began his career at McDonald’s as an electrical engineer in 1990 before moving to the operations side of the business. He has since held a variety of leadership positions including U.S. Chief Operating Officer, Executive Vice President and Division President, and President of McDonald’s USA.
Thompson serves on the board of directors for the Exelon Corporation in Chicago, one of the nation’s largest electric companies, and at Northwestern Memorial Hospital. He also serves on the board of trustees for Purdue University, and is a member of the Executive Leadership Council, an organization comprised of the nation’s most-recognized African-American executives.
McDonald's is the world's leading global foodservice retailer with more than 32,000 locations serving more than 62 million customers in 117 countries each day. More than 80% of McDonald’s restaurants worldwide are owned and operated by independent local men and women. To learn more about the company, please visit www.aboutmcdonalds.com.

# # #